UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EATON CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	34-0196300
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Eaton Center, Cleveland, Ohio 44114

(Address of principal executive offices)

EATON CORPORATION 2012 STOCK PLAN

(Full title of the plan)

Thomas E. Moran, Senior Vice President and Secretary, Eaton Center, Cleveland, Ohio 44114

(Name and address of agent for service)

(216) 523-4103

(Telephone number, including area code of, agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Shares, par value of $.50 per share of Eaton Corporation	21,000,000	N/A	829,920,000	$95,108.83

*	In addition, pursuant to Rule 457(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.
(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933, as amended, on the basis of $39.52, the average of the high and low trading prices of Eaton Common Shares on the New York Stock Exchange on June 20, 2012.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s annual report on Form 10-K for the year ended December 31, 2011.

(b)	The Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2012.

(c)	The Company’s report on Form 8-K filed on April 30, 2012.

(d)	The Company’s report on Form 8-K filed on May 21, 2012.

(e)	The Company’s report on Form 8-K filed on May 22, 2012.

(f)	The Company current report on Form 8-K filed on May 24, 2012.

All reports and other documents subsequently filed by the Company pursuant to Sections 13, 14, and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such reports and documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel

Mark M. McGuire, Executive Vice President and General Counsel of the Company, who has passed on the legality of the Eaton Common Shares covered by this Registration Statement, is a shareholder and employee of the Company. He is paid a salary and participates in various employee benefit plans offered to employees of the company generally.

Item 6. Indemnification of Directors and Officers.

Paragraph (E) of Section 1701.13 of the Ohio Revised Code grants each corporation organized under the laws of the State of Ohio, such as Eaton, power to indemnify its directors, officers and other specified persons. Provisions relating to indemnification of directors and officers of Eaton and other specified persons have been adopted pursuant to the Ohio law and are contained in Article IV, Section 2 of Eaton’s Amended Regulations. Under the Amended Regulations, Eaton shall indemnify any director, officer or other specified person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her by reason of the fact that he is or was such director, officer or other specified person, to the full extent permitted by applicable law. The foregoing statement is subject to, and only part of, the detailed provisions of the Ohio Revised Code and Eaton’s Amended Regulations referred to herein.

The Company has entered into an Indemnification Agreement with each of its officers and directors. The Agreements provide that the Company shall indemnify such directors or officers to the full extent permitted by law against expenses actually and reasonably incurred by them in connection with any claim filed against them by reason of anything done or not done by them in such capacity. The Agreements also require the Company to maintain director and officer insurance which is not less favorable to the director and officer than the insurance in effect on the date of the Agreements, and to establish and maintain an escrow account of up to $10 million to fund the Company’s obligations under the Agreements, except that the Company is required to fund the escrow only upon the occurrence of a change of control of the Company, as defined under the Agreements.

Eaton also maintains insurance coverage for the benefit of directors and officers with respect to many types of claims that may be made against them, some of which may be in addition to those described in Section 2 of Article IV of the Amended Regulations.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

See list of exhibits at page 7.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a) (3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on the 22nd day of June, 2012.

EATON CORPORATION

By	/s/ Mark M. McGuire
Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
*

Alexander M. Cutler	Chairman and Chief Executive Officer; President; Principal Executive Officer; Director	June 22, 2012

*

Richard H. Fearon	Vice Chairman and Chief Financial and Planning Officer; Principal Financial Officer	June 22, 2012

*

Billie K. Rawot	Senior Vice President and Controller; Principal Accounting Officer	June 22, 2012

*

George S. Barrett	Director	June 22, 2012

*

Todd M. Bluedorn	Director	June 22, 2012

*

Christopher M. Connor	Director	June 22, 2012

*

Michael J. Critelli	Director	June 22, 2012

*

Charles E. Golden	Director	June 22, 2012

*

Arthur E. Johnson	Director	June 22, 2012

*

Ned C. Lautenbach	Director	June 22, 2012

*

Deborah L. McCoy	Director	June 22, 2012

*

Gregory R. Page	Director	June 22, 2012

*

Gary L. Tooker	Director	June 22, 2012

*By	/s/ Thomas E. Moran
Thomas E. Moran, Attorney-in-Fact for the Officers and Directors signing in the capacities indicated

EXHIBIT INDEX

Exhibit Number

4(a)	Amended and Restated Articles of Incorporation (as of April 27, 2011), filed as Exhibit 3(a) to registrant’s Form 10-Q report for the period ended March 31, 2011 and incorporated herein by reference.

4(b)	Amended Regulations (as of April 27, 2011), filed as Exhibit 3(b) to registrant’s Form 10-Q report for the period ended March 31, 2011 and incorporated herein by reference.

5*	Opinion of Mark M. McGuire, Executive Vice President and General Counsel, as to the validity of the Common Shares registered.

10.1*	Eaton Corporation 2012 Stock Plan.

23(a)*	Consent of Ernst & Young LLP.

23 (b)*	Consent of Mark M. McGuire, Executive Vice President and General Counsel of Eaton Corporation (contained in his opinion filed as Exhibit 5 to this Registration Statement).

24 *	Power of Attorney.

*	filed herewith